Exhibit 99.2

- Convenience translation – only the German version is legally binding -

MFE-MEDIAFOREUROPE N.V.

Amsterdam, Netherlands

Announcement pursuant to Section 14 Para. 3 Sentence 1 No. 2 of the
German Securities Acquisition and Takeover Act
(Wertpapiererwerbs- und Übernahmegesetz – "WpÜG")

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

As of today, the offer document relating to the voluntary public takeover offer (combined cash and exchange offer) ("Takeover Offer") of MFE-MEDIAFOREUROPE N.V. ("Bidder"), Viale Europa 46, 20093 Cologno Monzese, Italy, to the shareholders of ProSiebenSat.1 Media SE ("P7"), Unterföhring, Germany, for the acquisition of their registered no-par value shares of P7 with a proportionate interest in the share capital of EUR 1.00 per share (ISIN: DE000PSM7770) as well as a non-binding English convenience translation of the offer document are available on the internet at https://www.mfemediaforeurope.com/en/governance/freiwilliges-offentliches-ubernahmeangebot-an-die-aktionare-der-prosiebensat-1-media-se/.

Further, as of today, copies of the German version of the offer document and respective nonbinding English convenience translations will be held for dispatch free of charge at BNP Paribas S.A., Niederlassung Deutschland, Senckenberganlage 19, 60325 Frankfurt am Main, Germany (inquiries via email to frankfurt.gct.operations@bnpparibas.com indicating a complete mailing address or email address).

Cologno Monzese, Italy, 8 May 2025

MFE-MEDIAFOREUROPE N.V.

Important Notice:

This announcement is made pursuant to section 14 para. 3 sentence 1 no. 2 WpÜG and constitutes neither an offer to purchase nor a solicitation of an offer to sell P7 Shares. The final terms of the Takeover Offer as well as other provisions relating to the Takeover Offer are set out in the offer document authorised for publication by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Investors and holders of P7 Shares are strongly advised to read the offer document and all other documents relating to the Takeover Offer, as they contain important information.

The Takeover Offer is implemented exclusively on the basis of the applicable provisions of German law, in particular the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz - WpÜG), and certain securities law provisions of the United States of America relating to cross-border takeover offers. The Takeover Offer is not conducted in accordance with the legal requirements of jurisdictions other than the Federal Republic of Germany or the United States of America (as and to the extent applicable). Accordingly, no notices, filings, approvals or authorizations for the Takeover Offer have been filed, caused to be filed or granted outside the Federal Republic of Germany or the United States of America (as and to the extent applicable). Investors and holders of P7 Shares cannot rely on being protected by the investor protection laws of any jurisdiction other than the Federal Republic of Germany or the United States of America (as and to the extent applicable). Subject to the exceptions described in the offer document and, where applicable, any exemptions to be granted by the respective regulatory authorities, no takeover offer is made, directly or indirectly, in those jurisdictions in which this would constitute a violation of applicable law. This announcement may not be released or otherwise distributed in whole or in part, in any jurisdiction in which the Takeover Offer would be prohibited by applicable law.

The Bidder reserves the right, to the extent permitted by law, to directly or indirectly acquire additional P7 Shares outside the Takeover Offer on or off the stock exchange, provided that such acquisitions or arrangements to acquire will comply with the applicable German statutory provisions, in particular the WpÜG and Rule 14e-5 of the Securities Exchange Act of 1934 ("Exchange Act"), and the Offer Price is increased in accordance with the WpÜG, to match any consideration paid outside of the Offer if higher than the Offer Price. Shareholders should be aware that the Bidder may purchase securities, for example, in open market or privately negotiated purchases. If such acquisitions take place, information on such acquisitions, including the number of P7 Shares acquired or to be acquired and the consideration paid or agreed, will be published in German and in a non-binding English translation without undue delay if and to the extent required under the laws of the Federal Republic of Germany, the United States or any other relevant jurisdiction. The Takeover Offer published in this announcement is being made for the securities of a German company admitted to trading on the Frankfurt Stock Exchange and Luxembourg Stock Exchange (Bourse de Luxembourg) and is subject to the disclosure requirements, rules and practices applicable to companies listed in the Federal Republic of Germany, which are different from those of the United States and other jurisdictions in certain material respects. This announcement has been prepared in accordance with German style and practice for the purposes of complying with the laws of the Federal Republic of Germany. The financial information relating to the Bidder and P7 included elsewhere, including in the offer document, are prepared in accordance with provisions applicable in the Federal Republic of Germany and are not prepared in accordance with generally accepted accounting principles in the United States; therefore, it may not be comparable to financial information relating to United States companies or companies from other jurisdictions outside the Federal Republic of Germany. The Takeover Offer is made in the United States pursuant to Section 14(e) of, and Regulation 14E under, the Exchange Act (subject to certain exemptions therefrom), and otherwise in accordance with the requirements of the laws of the Federal Republic of Germany. Shareholders from the United States should note that P7 is not listed on a United States securities exchange, is not subject to the periodic requirements of the Exchange Act and is not required to, and does not, file any reports with the United States Securities and Exchange Commission.

Any contract entered into with the Bidder as a result of the acceptance of the Takeover Offer is governed exclusively by and construed in accordance with the laws of the Federal Republic of Germany. It may be difficult for shareholders from the United States (or from elsewhere outside of Germany) to enforce certain rights and claims arising under United States federal securities laws (or other laws they are acquainted with) since the Bidder and P7 are located outside the United States (or the jurisdiction where the shareholder resides), and some or all of their respective officers and directors reside outside the United States (or the jurisdiction where the shareholder resides). Shareholders of P7 may not be able to sue a non-United States company or its officers or directors in a non-United States court for violations of United States securities laws. It also may be difficult to compel a non-United States company and its affiliates to subject themselves to a United States court’s judgment.

To the extent that this document contains forward-looking statements, they are not statements of fact and are identified by the words "intend", "will" and similar expressions. These statements express the intentions, beliefs or current expectations and assumptions of the Bidder and the persons acting in concert with it. Such forward-looking statements are based on current plans, estimates and projections made by the Bidder and the persons acting in concert with it to the best of their knowledge but are not guarantees of future accuracy (this applies in particular to circumstances beyond the control of the Bidder or the persons acting in concert with it). Forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and are usually beyond the Bidder's control or the control of the persons acting in concert with it. It should be taken into account that actual results or consequences in the future may differ materially from those indicated or contained in the forward-looking statements. It cannot be ruled out that the Bidder and the persons acting in concert with it will in future change their intentions and estimates stated in documents or notifications or in the offer document published hereby.

*****

This publication is available on the internet

at: https://www.mfemediaforeurope.com/en/governance/freiwilliges-offentliches-ubernahmeangebot-an-die-aktionare-der-prosiebensat-1-media-se/

on: 08.05.2025.

Cologno Monzese, Italy, 8 May 2025

MFE-MEDIAFOREUROPE N.V.